Exhibit 99.3

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended				Year Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014
Revenue
Pawn loan fees and service charges	$80,187	$80,990	$85,313	$82,878	$329,368
Proceeds from disposition of merchandise	176,455	146,772	155,087	181,692	660,006
Consumer loan fees	25,759	23,900	24,831	23,184	97,674
Other	2,234	1,946	1,779	1,689	7,648
Total revenue	284,635	253,608	267,010	289,443	1,094,696
Disposed merchandise	124,564	104,510	114,293	130,770	474,137
Consumer loan loss provision	7,598	7,849	8,614	6,948	31,009
Total cost of revenue	132,162	112,359	122,907	137,718	505,146
Net revenue	152,473	141,249	144,103	151,725	589,550
Expenses
Operations and administration	123,419	122,711	124,435	119,900	490,465
Loss on divestitures	—	—	5,176	—	5,176
Depreciation and amortization	15,143	15,181	15,106	15,512	60,942
Total operating expenses	138,562	137,892	144,717	135,412	556,583
Income (loss) from operations	13,911	3,357	(614)	16,313	32,967
Interest expense	(10,068)	(8,389)	(4,324)	(3,739)	(26,520)
Interest income	4,764	2,880	3	—	7,647
Foreign currency transaction (loss) gain	(2)	119	(4)	—	113
Loss on extinguishment of debt	(1,546)	(15,016)	(5,991)	—	(22,553)
Income (loss) from continuing operations before income taxes	7,059	(17,049)	(10,930)	12,574	(8,346)
Provision (benefit) for income taxes	3,822	(5,303)	(1,560)	5,082	2,041
Net income (loss) from continuing operations	3,237	(11,746)	(9,370)	7,492	(10,387)

Net income (loss) from discontinued operations, net of tax	42,500	32,717	19,286	14,522	109,025
Net income or (loss) attributable to Cash America International, Inc.	$45,737	$20,971	$9,916	$22,014	$98,638

Earnings Per Share: (a)
Basic Earnings Per Share
Net Income (Loss) from Continuing Operations	0.11	(0.41)	(0.32)	0.26	(0.36)
Net Income from Discontinued Operations	1.50	1.14	0.66	0.50	3.77
Net Income Attributable to Cash America International, Inc.	1.61	0.73	0.34	0.75	3.41
Diluted Earnings Per Share
Net Income (Loss) from Continuing Operations	0.11	(0.41)	(0.32)	0.26	(0.36)
Net Income from Discontinued Operations	1.44	1.12	0.66	0.50	3.72
Net Income Attributable to Cash America International, Inc.	1.55	0.72	0.34	0.75	3.36
Weighted average common shares outstanding:
Basic	28,407	28,823	29,186	29,177	28,901
Diluted	29,500	29,256	29,312	29,284	29,341

(a) Earnings per share amounts included in this information may not sum due to rounding differences.